Exhibit 99.1

Contact: Kendra Kimmons Vice President of Marketing & Communications 225-299-3708 kendra.kimmons@amedisys.com

Amedisys Closes on Acquisition of RoseRock Healthcare

BATON ROUGE, La., April 1, 2019 – Amedisys, Inc. (NASDAQ: AMED), America’s leading independent home health, hospice and personal care company, has closed on its acquisition of RoseRock Healthcare, a hospice care provider in Tulsa, Oklahoma.

Under the terms of the agreement, Amedisys acquired substantially all the assets of RoseRock Healthcare.

RoseRock provides specialized hospice care to approximately 220 patients daily in northeastern Oklahoma. Amedisys also operates six home health care centers in Oklahoma, including a center in Tulsa.

“To all the outstanding caregivers at RoseRock Healthcare – welcome to the family,” stated President and Chief Executive Officer Paul Kusserow. “You’ve joined a nationwide team committed to the same principles of honoring life through excellent patient care that have made your company so successful. I look forward to working collectively to bring the best of our combined strengths to our patients.”

Amedisys is the third largest hospice provider in the country, now operating 138 hospice care centers in 34 states.

“It is our privilege to carry on the tradition of RoseRock in caring for patients and their families when they need us the most,” said Regarner Thompson, Senior Vice President for Hospice, South Region. “We have a shared mission to help our patients live each day to the fullest, and together, we will bring the gift of hospice to even more patients and their families.”

About Amedisys: Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 3,000 hospitals and 65,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 21,000 employees in 473 care centers in 38 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 376,000 patients and clients in need every year. For more information about the Company, please visit: www.amedisys.com.

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